CONTACT:
Michael Archer
Controller
Camden National Bank
(207) 230-2058
marcher@camdennational.com

FOR IMMEDIATE RELEASE

Camden National Announces Final Results of Elections Regarding Merger Consideration

CAMDEN, Maine, October 14, 2015 /PRNewswire/ -- Camden National Corporation (NASDAQ®: CAC; "Company" or “Camden National”) announced today the merger consideration to be received by SBM Financial, Inc. (“SBM”) stockholders in Camden National’s acquisition of SBM, which is expected to close on October 16, 2015.
Under the terms of the merger agreement, 80% of the outstanding shares of SBM common stock will be exchanged for shares of Camden National common stock, and 20% of the outstanding shares of SBM common stock will be exchanged for cash. SBM stockholders were asked to elect the form of merger consideration they wished to receive. Of the 634,062 shares of SBM common stock that will be outstanding immediately prior to closing, the holders of 430,505 shares, or 67.90%, elected to receive Camden National common stock. The holders of 144,999 shares, or 22.87%, elected to receive cash. The holders of 58,558 shares, or 9.23%, submitted elections expressing no preference as to the form of merger consideration or did not make a valid election.
Based on the final election results and applying the adjustment, election and allocation procedures set forth in the merger agreement, SBM stockholders will receive the following consideration:

•	SBM stockholders who made valid elections to receive stock consideration will receive stock consideration for 100% of their shares subject to such election;

•	SBM stockholders who made valid elections to receive cash consideration will receive cash consideration for 87.46% of their shares subject to such election; and

•	SBM stockholders who failed to make a valid election, or chose to make no election, will receive stock consideration for 100% of their shares.

The cash consideration and/or confirmation of the number of shares of Camden National common stock owned by former stockholders of record of SBM will be mailed to such stockholders beginning October 20, 2015. Under the merger agreement, fractional shares of Camden National common stock will not be issued. Instead, former SBM stockholders will receive cash in lieu of fractional shares based on the average closing price of Camden National common stock of $39.73 for the ten consecutive trading days ended October 8, 2015.
About Camden National

Camden National Corporation is the holding company employing more than 480 Maine residents for two financial services companies including Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full-service community bank with a network of 44 banking offices throughout Maine and a commercial loan office in Manchester, New Hampshire. Acadia Trust offers investment management and fiduciary services with offices in Portland, Bangor and Ellsworth. Located at Camden National Bank, Camden Financial Consultants offers full-service brokerage and insurance services. Learn more at www.CamdenNational.com. Member FDIC.

About The Bank of Maine

The Bank of Maine was organized in 1834 as Gardiner Savings Institution. In 2007, Gardiner Savings Institution changed its name to Savings Bank of Maine, and today it is known simply as The Bank of Maine, a wholly owned subsidiary of SBM Financial, Inc. Headquartered in Portland, Maine with 24 banking centers, 254 employees, and approximately $800 million in total assets as of December 31, 2014, The Bank of Maine provides a broad range of financial services, including commercial, residential, and consumer lending, retail and commercial deposit products, and a wide variety of additional services through its branch network, loan officers, and ATMs.

Forward-Looking Statements

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed merger of Camden National and SBM, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the proposed merger, difficulties in achieving cost savings from the proposed merger or in achieving such cost savings within the expected time frame, difficulties in integrating Camden National and SBM, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Camden National and SBM are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by other filings with the Securities and Exchange Commission (“SEC”). Camden National does not have any obligation to update forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed merger, Camden National filed with the SEC a Registration Statement on Form S-4 that included a Proxy Statement of SBM and Camden National and a Prospectus of Camden National, as well as other relevant documents concerning the proposed merger. Investors and shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Registration Statement and Proxy Statement/Prospectus, as well as other filings containing information about Camden National and SBM may be obtained at the SEC’s Internet site (http://www.sec.gov). Copies of the Registration Statement and Proxy Statement/Prospectus and the filings incorporated by reference therein may also be obtained, free of charge, from Camden National’s website at CamdenNational.com or by contacting Camden National Investor Relations at (207) 236-8821 or by contacting SBM Investor Relations at (207) 518-5607.

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